                                   EXHIBIT 12



                               FERRO CORPORATION




                       Ratio of Earnings to Fixed Charges

                                                    RATIO  OF  EARNINGS  TO  FIXED  CHARGES
                                                   PER  REGULATION  S-K  229.503  (ITEM  503)

                                                                                                      BEFORE
                                                                                                    ACCT  CHG
                                                  MARCH                      MARCH                    MARCH
                                                  1994                       1993                     1993
                                            ---------------             ---------------         ---------------
Earnings:
  Pre-Tax  Income                                   18,220                      21,534                  21,534
    Accounting  Change                      1.           -                     (37,764)                      -
  Add:  Fixed  Charges                               3,878                       3,331                   3,331
  Less:  Interest  Capitalization                     (211)                       (228)                   (228)
                                           ---------------             ---------------         ---------------

      Total  Earnings  (Loss)                       21,887                     (13,127)                 24,637
                                           ===============             ===============         ===============


Fixed  Charges:
  Interest Expense                                   2,867                       2,303                   2,303
  Interest Capitalization                              211                         228                     228
  Interest Portion of
    Rental Expense                                     800                         800                     800
                                           ---------------             ---------------         ---------------

      Total  Fixed  Charges                          3,878                       3,331                   3,331
                                           ===============             ===============         ===============

      Total  Earnings  (Loss)                       21,887                     (13,127)                 24,637


Divided  By:
    Total  Fixed  Charges                            3,878                       3,331                   3,331
                                           ---------------             ---------------         ---------------

          Ratio                                       5.64                       (3.94)                   7.40



                                                1.  Pre-tax  effect  of  FASB  106,  accounting  for  retiree  benefits.

Note:     Preferred  dividends  are  excluded.  Amortization  of  debt  expense and  discounts  and  premiums  were  deemed immaterial  to  the  above  calculation.  Interest  portion  of  rental expense  are  conservative  estimates  based  on actual  amounts  from  prior  years.